Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the July 23, 2014, by and between U.S. Dry Cleaning Services Corporation, a Delaware corporation (“the Company”), and Alex M. Bond (“Employee”).

RECITALS

WHEREAS, the Company intends to embark upon a series of acquisitions in the highly fragmented dry cleaning industry which will require significant experience with mergers and acquisitions, integration of new operations, and additional financing for the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is crucial to the success of such endeavor that the Company extend the employment of Employee as its Chief Executive Officer and Chairman of the Board, as Employee has the relevant experience and has been successful in all of the areas identified as critical to the success of the Company;

WHEREAS, Employee has extensive experience in the current operations of the company and extensive experience;

WHEREAS, Employee has extensive experience negotiating and structuring the acquisition of retail operations;

WHEREAS, Employee has extensive experience integrating acquired retail operations;

WHEREAS, Employee is experienced in managing retail operations;

WHEREAS, for all of the reasons set forth above, the Board wishes to extend the employment of Employee as the Company’s Chief Executive Officer and as Chairman of the Board; and

WHEREAS, Employee is willing to extend his employment under the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.                                           Term of Employment; Positions. The Company agrees to employ Employee in the capacity of Chief Executive Officer of the Company pursuant to the terms and conditions of this Agreement for a period of three years commencing upon the execution of the Agreement by Employee and the Company (“Extension Date”).  This Agreement may be extended for up to three additional years upon mutual written agreement of the Company and Employee. Company shall notify Employee in writing at least six months in advance of the expiration of the three-year term of employment of its intentions regarding such extension.

Employment Agreement (Bond)(Execution)

The “term of this Agreement” shall mean the period commencing on the execution of the Agreement by Employee and Company and ending on the third anniversary of the Extension Date plus any extended period.  In the performance of his duties and the exercise of his discretion, Employee shall report only to the Board. Employee’s duties shall be designated by the Board and shall be subject to reasonable policies and directions as may be established or given by the Board from time to time.  The Company shall cause Employee to be re-elected as Chairman of the Board and Employee shall serve in that capacity until removed by the Board.  Unless Employee voluntarily resigns as Chairman or is removed for Cause, then such removal shall constitute Good Reason as described in Section 6.3.

2.                                           Devotion of Time to Company Business. Employee shall devote the time normally expected of a full time employee to the business of the Company during his employment with the Company. Employee shall not, without the prior written consent of the Board, directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, which may compete or conflict with the Company’s business.  Notwithstanding the foregoing, the Board acknowledges that Employee has ownership interest in restaurant operations in Portland, Oregon.

3.                                           Compensation.

3.1                               Base Salary.  For all services rendered by Employee during the term of this Agreement, the Company shall pay Employee a base salary (“Base Salary”) payable bi-weekly or semi-monthly, at the rate of $300,000.00 per year. Base Salary increases shall take place periodically during the term of this Agreement based on the Company reaching certain milestones as defined below:

(a)                                 A Base Salary increase of $50,000 shall occur upon the Company achieving revenue of at least $8,000,000 or positive Adjusted EBITDA of at least $500,000 for any three-month period ended on or before December 31, 2016;

(b)                                 An additional Base Salary increase of $50,000 shall occur upon the Company achieving revenue of at least $10,000,000 or positive Adjusted EBITDA of at least $1,200,000 for any three-month period ended on or before the expiration of this Agreement or any extensions thereof;

3.2                               Bonuses.  In addition to the amount specified in Section 3.1, the Company shall pay Employee the following bonuses at the times indicated below:

(a)                                 A cash bonus of one times (1x) annual Base Salary upon the Company achieving revenue of at least $10,000,000 or positive Adjusted EBITDA of at least $1,000,000 for any three-month period ended on or before December 31, 2016;

(b)                                 An additional cash bonus of one times (1x) annual Base Salary upon the Company achieving revenue of at least $13,000,000 or positive Adjusted EBITDA of at least $1,300,000 for any three-month period ended on or before the expiration of this Agreement or any extensions thereof;

For purposes of this Agreement, the term “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, as well as adjusted to exclude the impact of non-recurring, non-cash charges, or charges related to financings, mergers, acquisitions and/or recapitalization.

(c)                                  A cash bonus equal to $150,000 upon the completion of an initial public offering or other financing with gross proceeds of at least $6,000,000.00; and

(d)                                 In the sole discretion of the Board (with Employee not voting and not present during the deliberations of the Board), the Company may award discretionary additional cash bonuses to Employee for significant accomplishments that produce material benefits for the Company. In considering whether to award any such discretionary bonus, the Board shall take into account the size such discretionary bonus, the size and nature of the matter, the extra efforts of Employee, the difficulty of attaining the result that he has attained, the time required to accomplish the result, the merits and benefits to the Company, the effect on the market price of the Company’s stock, and such other factors as the Board may deem appropriate. The Board shall not be required to award any such additional bonus, and neither the Company nor the directors shall have any liability to Employee for any action or non-action with respect to any such discretionary additional bonus under this Section 3.2(c).

3.3                               In addition to his Base Salary, existing ownership interests, and cash bonuses, if any, the Company shall grant to Employee stock options to purchase a number of shares to be determined by the Board under the U.S. Dry Cleaning Corporation 2014 Omnibus Incentive Plan with an exercise price equal to the valuation per share determined by the Board prior to the initial public offering.  One-third (1/3rd) of the options immediately vested and the remaining two-thirds (2/3rds) shall vest monthly thereafter for thirty six months.

4.                                      Benefits, Travel and Relocation.

4.1                               In addition to the compensation set forth in Section 3, Employee will be entitled to participate in all other benefits of employment available to other members of the Company’s management, on a commensurate basis as they may be offered from time to time by the Board to the Company’s other management employees. Such benefits include, but are not limited to, full medical (including vision), dental and other customary insurance for Employee and his family, and participation in group life insurance and retirement plans if offered.

4.2                               It is anticipated that Employee will spend a considerable amount of time traveling on behalf of the Company in the discharge of his duties. During the period of his employment hereunder, a Company credit card will be available for reasonable business, travel, and entertainment expenses incurred in on behalf of the Company in connection with his employment. Additional out of pocket expenses will be reimbursed when necessary.  Employee will be required to submit appropriate expense reports for approval by signature of the Chief Financial Officer or other designated employee as a condition of reimbursement of such expenses. Any frequent traveler award miles or bonus points thus earned will accrue to the personal account of Employee.

4.3                               In lieu of a Company provided automobile, the Company will reimburse Employee’s reasonable expenses for an automobile owned or leased by Employee.

4.4                               Employee shall be entitled to one week vacation upon completion of every three full months of employment under this Agreement. To the extent that Employee does not take vacation, Employee may accumulate such vacation time throughout the term of this Agreement up to a maximum of six weeks. Upon the termination Employee’s employment for any reason, to the extent that Employee has accumulated vacation time up to the maximum allowed, the Company shall pay to Employee or Employee’s personal representative, in addition to all other consideration due Employee pursuant to this Agreement herein, the full value of such accumulated vacation time commensurate with the Base Salary provided above.

4.5                               The Company acknowledges that Employee maintains a principal residence in Portland, Oregon and Employee shall not be required to relocate. The Company will therefore reimburse Employee for reasonable housing-related costs in Orange County, California. If Employee agrees to move his permanent residence to Orange County, California, or to any other location that the Company and Employee both agree, the Company shall pay reasonable relocation costs, including but not limited to real estate commissions and closing costs relating to the sale of his Oregon residence and the purchase of a new residence, as well as any reasonable moving expenses.

5.                                      Authority.  As Chief Executive Officer of the Company Employee shall have the authority specified in the By-Laws of the Company, except that he shall not proceed with any matters, or permit the Company to take any actions, which are prohibited by, or are in conflict with, resolutions or guidelines adopted by the Board and furnished to him; and under no circumstances shall Employee, without express prior authorization by the Board, make any change in capital structure or issue any stock of the Company, incur additional debt, change the Company’s principal line of business, or make any other material changes to the corporate structure and provided further that any payments or checks in excess of $75,000.00 shall require the signature of two persons designated by resolution of the Board.

6.                                      Termination. Employee can terminate his employment with the Company at any time.  The Company can terminate Employee’s employment at any time subject to the Company’s obligations under this Agreement, including the Company’s obligations under this Section 6 following termination of employment.

6.1                               Upon the death of Employee during the term of this Agreement, the Company shall promptly pay to the estate of Employee (i) Employee’s Base Salary, bonuses, and any other compensation accrued or earned by Employee as of the date of death, plus (ii) an amount equal to the lesser of (a) six months of Base Salary or (b) the Base Salary that Employee would have received through the remaining term of this Agreement. In addition, all outstanding shares, options, warrants, or any other equity awards shall immediately become exercisable in full, and any notes or debts to Employee shall immediately become due and payable.

6.2                               In the event that Employee shall become either physically or mentally incapacitated so as to not be capable of performing his duties as Chief Executive Officer and the incapacity shall have continued for a period of at least three consecutive months, the Company shall promptly pay Employee or his estate (i) Employee’s Base Salary, bonuses and any other compensation accrued or earned as of the date of termination plus (ii) an amount equal to Employee’s Base Salary, bonuses and any other compensation for the six months following termination or until the expiration of the term of this Agreement, whichever is earlier. In addition, all outstanding shares, option, warrants, or any other equity awards shall immediately become exercisable in full, and any notes or debts to Employee shall immediately become due and payable.  In addition, the Company shall permit Employee to participate in Company’s medical, dental, and long term disability and long term care insurance plans, if any, at Employee’s cost, for a period of eighteen (18) months following termination herein and to the extent permitted by law.

6.3                               In the event that Employee terminates his employment with the Company during the term of this Agreement for Good Reason or the Company terminates Employee’s employment without Cause, the Company shall promptly (and in any event within thirty (30) days of termination) pay Employee (i) Employee’s Base Salary, bonuses and any other compensation accrued or earned by Employee as of the date of termination of employment plus (ii) an amount equal to Employee’s Base Salary (as in effect at the time of the employment termination) for the remaining term of the Agreement plus (iii) an amount equal to bonus and other compensation that Employee would have reasonably earned during the remaining term of this Agreement (but in no event shall the bonus amount be less than 50% of annual Base Salary for each year (or portion of a year) remaining in the term of this Agreement.  In addition, all outstanding shares, options, warrants, or any other equity awards shall immediately become exercisable in full, and any notes or debts to Employee shall immediately become due and payable.  “Good Reason” shall exist in each of the following circumstances:  (i) the Company has materially breached any of the provisions of this Agreement and failed to cure the breach within 15 calendar days after the Board of the Company receives written notice from Employee of the breach, (ii) Employee no longer holds the position of Chief Executive Officer or there is a material reduction in Employee’s responsibilities; (iii) Employee is not re-elected as a director or Employee is removed as Chairman of the Company’s Board; and (iv) Employee is required to relocate more than 50 miles from Portland, Oregon or (v) there is a material reduction in any of Employee’s compensation arrangements or benefits even if those benefits and arrangements are not required by this Agreement.  The term “Cause” means that Employee (i) after repeated written notices and a reasonable opportunity for cure, fails to perform his reasonably assigned duties (ii) is convicted of any felony involving moral turpitude, or (iii) commits any intentionally dishonest or fraudulent act which materially damages or may damage the Company’s business or reputation.

6.4                               In the event that the Company terminates Employee’s employment for Cause, the Company shall pay to Employee Employee’s Base Salary, bonuses, and any other compensation accrued or earned by Employee as of the date of termination of employment.

6.5                               Prior to a Change in Control all of Employee’s outstanding shares, options, warrants, and any other equity awards shall become fully vested and Employee shall be given a reasonable amount of time to exercise such warrants prior to the Change in Control.  In addition, any notes or debts to Employee shall immediately become due and payable.  Upon the termination of Employee’s employment within twenty four (24) months following a Change in Control by the Company without Cause or by Employee for Good Reason, the Company shall promptly (and in any event within thirty (30) days of termination) pay to Employee: (i) Employee’s Base Salary, bonuses and any other compensation accrued or earned by Employee as of the date of termination of employment plus (ii) an amount equal to two times Employee’s Base Salary (as in effect at the time of the employment termination) plus (iii) an amount equal to two times the greater of (a) the amount of Employee’s expected bonus during the year in which the termination of employment occurs or (b) the amount of Employee’s highest bonus for any year since Employee’s Hire Date.  In the event that Employee would be entitled to benefits under this Section 6.5 and benefits under Section 6.3, Employee shall receive benefits under only one such Section as selected by Employee.  In that event, Employee shall notify the Company as to whether Employee has selected the benefits under Section 6.3 or Section 6.5.  For purposes of this Agreement, a “Change in Control” shall mean the first occurrence of any of the following: (i) any consolidation, merger, plan of share exchange, or other reorganization involving the Company (a “Merger”) as a result of which the holders of outstanding voting securities of the Company immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding voting securities of the surviving or continuing corporation immediately after the Merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company; (iv) individuals who constitute the Board on Employee’s Hire Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after Employee’s Hire Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be, for purposes of this clause (iv), considered as though such person were a member of the Incumbent Board; or (v) any Person (as defined below) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly of voting securities of the Company representing 50% or more of the combined voting power of the then outstanding voting securities.  For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than the Company or any employee benefit plan(s) sponsored by the Company.

6.6                               If any payments or benefits under this Agreement are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Golden Parachute Tax”), the Company shall pay to Employee an additional payment (“Gross-Up Payment”) calculated such that the Gross-Up Payment, less federal and applicable state income and employment taxes imposed on the Gross-Up Payment, including any Golden Parachute Tax on such Gross-Up Payment, equals the Golden Parachute Tax on the Severance Payment.  For purposes of calculating the amount of the Gross-Up Payment, the Gross-Up Payment shall be presumed to be taxed at the highest marginal federal and applicable state income tax rates.

6.7                               Notwithstanding anything in this Agreement to the contrary:

(a)                                 If payment or provision of any amount or other benefit to Employee that is “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Code”) at the time otherwise specified in this Agreement would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring such additional tax.

(b)                                 If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

7.                                      Loyalty, Non-Competition and Confidentiality.

7.1                               Non-Competition. Employee agrees and covenants that, except for the benefit of the Company (and/or successor, parent or subsidiary) during the Non-Competition Period (as defined in Section 7.2) he will not engage, directly or indirectly (whether as an officer, director, consultant, employee, representative, agent, partner, owner, stockholder, or otherwise) in the dry cleaning business engaged in by the Company in the Non-Competition Area (as defined in Section 7.3) nor will Employee compete against the Company for any transaction involving the dry cleaning business or corporate opportunity involving the dry cleaning business which the Company has or may have an interest in pursuing. It is the parties’ express intention that if a court of competent jurisdiction finds or holds the provisions of this Section 7 to be excessively broad as to time, duration, geographical scope, activity or subject, this Section 7 shall then be construed by limiting or reducing it so as to comport with then applicable law.

7.2                               Non-Competition Period. As used herein, the “Non-Competition Period” means the Term of this Agreement; provided however, that if Employee’s employment is terminated by the Company without Cause or by Employee with Good Reason, the Non-competition Period shall end on the date of such termination. For the sake of clarity, should Employee be terminated for Cause or leave without Good Reason during the Initial Term, the Non-Competition Period shall last until the end of the Initial Term.

7.3                               Non-Competition Area. As used herein, the term “Non-Competition Area” means any county within the United States in which any store is operated by the Company during the term of this Agreement.

7.4                               Other Employees. Employee agrees that during the Non-Competition Period he shall not, directly or indirectly, for his own account or as agent, or employee of any business entity, engage, hire or offer to hire or entice away or in any other manner persuade any officer, employee or agent of the Company or any subsidiary to discontinue his relationship with the Company or any subsidiary of the Company.

7.5                               Confidentiality.  Employee will execute the Company’s standard employee confidentiality agreement.

8.                                      Equitable Remedies. In the event of a breach by Employee of any of the provisions of Section 7, the Company, in addition to any other remedies it may have, shall be entitled to an injunction restraining Employee from doing or continuing to do any such act in violation of the Section 7.

9.                                      Attorney Fees. The successful party in any litigation relating to matters covered by this Agreement shall be entitled to an award of reasonable attorneys’ fees in such action.

10.                               Assignment. Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assignable by either Employee or the Company, except that this Agreement shall be assignable by the Company to and shall inure to the benefit of and be binding upon (i) any successor of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company to an entity other than any parent, subsidiary or affiliate of the Company and (ii) any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights hereunder.

11.                               Binding Effect. The terms, conditions, covenants and agreements set forth herein shall inure to the benefit of, and be binding upon, the heirs, administrators, successors and assigns of each of the panics hereto, and upon any corporation, entity or person with which the Company may become merged, consolidated, combined or otherwise affiliated.

12.                               Amendment. This Agreement may not be altered or modified except by further written agreement by the parties.

13.                               Prior Agreements. This Agreement supersedes and replaces all prior agreements between the parties hereto.

14.                               Notices. Any notice required or permitted to be given under this Agreement by one party to the other shall be sufficient if given or confirmed in writing and delivered personally or mailed by first class mail, registered or certified, return receipt requested (if mailed from the United States), postage prepaid, or sent by facsimile transmission, addressed to such party as respectively indicated below or as otherwise designated by such party in writing.

If to the Company, to:

U.S. Dry Cleaning Corporation 20250 Acacia
Street, Suite 230 Newport Beach, CA 92660

Attn: Timothy N. Stickler

If to Employee, to:

Alex M. Bond

700 NW Marlborough Avenue

Portland, Oregon 97210

15.                               California Law. This Agreement is being executed and delivered and is intended to be performed and shall be governed by and construed in accordance with the laws of the State of California.

16.                               Indemnification. The Company has entered or shall enter into an Indemnification Agreement with Employee in a form satisfactory to Employee indemnifying him against personal liability to the fullest extent permissible under applicable corporate law and shall, to the extent it is reasonably economical to do so, maintain Side A and Side B Directors and Officers liability insurance for obligations of indemnification.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

U.S. DRY CLEANING SERVICES CORPORATION

/S/ TIMOTHY N. STICKLER
Timothy N. Stickler, General Counsel

EMPLOYEE

/S/ ALEX M. BOND
Alex M. Bond